Tidal Trust V Form N-1A

Exhibit 99(a)(i)

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• First: The name of the trust is	Tidal Trust V

•  Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

•  Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

•  Fourth: (Insert any other information the trustees determine to include therein.)

The Trust is being formed with the intent to launch a series of registered funds, specifically exchange traded funds and/or mutual funds.

By:
Trustee(s)

Name:	Eric Falkeis
Typed or Printed